AMENDMENT
                                          TO
                                  EMPLOYMENT AGREEMENT


     WHEREAS,  the  undersigned  Princess Anne Bank ("Bank") and J. Morgan Davis
("Executive") entered into an Employment Agreement as of January 30, 1995 ("Agreement"); and

     WHEREAS, the undersigned desire to amend the Agreement in certain respects.

     NOW, THEREFORE, the parties agree to amend the Agreement as follows, effective November 13, 1996.

     1. The following subparagraphs shall be added to paragraph 11.

     If the Executive collects any part or all of the severance pay provided under this paragraph by or through a lawyer or lawyers, following a Change of Control and a dispute with the Bank regarding the terms of this paragraph and any related provision of the Agreement, the Bank will pay all costs of any such collection or enforcement, including reasonable legal fees and other out of pocket expenses incurred by the Executive, up to that point when the Bank offers to settle the dispute for an amount equal to the amount that Executive is entitled to recover.

     The payments described in this paragraph will be due Executive regardless of any subsequent employment obtained by Executive.

     2. The phrase "within three (3) years" shall be deleted from subparagraphs 12 (i) and 12 (iii).

     3. Paragraph 13 of the Agreement shall be deleted and replaced with the following:

     13. LIMITATION OF BENEFITS: It is the intention of the parties that no payment be made or benefit provided to the Executive that would constitute an "excess parachute payment" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the Code) and any regulations thereunder, thereby resulting in a loss of an income tax deduction by the Bank or the imposition of an excise tax on Executive under Section 4999 of the Code. If the independent accountants serving as auditors for the Bank immediately prior to the date of a Change of Control determine that some or all of the payments or benefits scheduled under this Agreement, when combined with any other payments or benefits provided to the Executive on a Change of Control by CENIT, the Bank

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and  any affiliate of CENIT or the Bank required to be aggregated  with CENIT or the Bank under Section 280G of the Code, would constitute nondeductible excess parachute payments by the Bank under Section 280G of the Code, then the payments or benefits scheduled under this Agreement will be reduced to one dollar less than the maximum amount which may be paid or provided without causing any such payments or benefits scheduled under this Agreement or otherwise provided on a Change of Control to be nondeductible. The determination made as to the reduction of benefits or payments required hereunder by the independent accountants shall be binding on the parties. The Executive shall have the right to designate within a reasonable period which payments or benefits scheduled under this Agreement will be reduced; provided, however, that if no direction is received from the Executive, the Bank shall implement the reductions under this Agreement in its discretion.

     4. Subparagraph 15 of the Agreement shall be deleted and replaced with the following:

     15. CHANGE OF CONTROL:

     (a) For purposes of this Agreement, a Change of Control of CENIT occurs in any of the following events: (i) The acquisition by any "person" or "group" (as defined in Sections 13(d) and 14(d) of the Exchange Act), (other than CENIT, any subsidiary of CENIT or any CENIT or subsidiary's employee benefit plan) directly or indirectly, as "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of securities of CENIT representing twenty percent (20%) or more of either the then outstanding shares or the combined voting power of the then outstanding securities of CENIT; (ii) Either a majority of the directors of CENIT elected at CENIT's annual stockholders meeting shall have been nominated for election other than by or at the direction of the "incumbent directors" of CENIT, or the "incumbent directors" shall cease to constitute a majority of the directors of CENIT. The term "incumbent director" shall mean any director who was a director of CENIT on November 1, 1996 and any individual who becomes a director of Bancorp subsequent to November 1, 1996 and who is elected or nominated by or at the direction of at least two-thirds of the then incumbent directors; (iii) The shareholders of CENIT approve (x) a merger, consolidation or other business combination of CENIT with any other "person" or "group" (as defined in Sections 13(d) and 14(d) of the 1934 Act) or affiliate thereof, other than a merger or consolidation that would result in the outstanding common stock of CENIT immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into common stock of the surviving entity or a parent or affiliate thereof) at least fifty percent (50%) of the outstanding common stock of CENIT or such surviving entity or a parent or affiliate thereof outstanding immediately after such merger, consolidation or other business combination, or (y) a plan of complete liquidation of


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CENIT  or an  agreement  for  the  sale  or  disposition  by  CENIT  of  all  or substantially all of CENIT's assets; or (iv) Any other event or circumstance which is not covered by the foregoing subsections but which the Board of Directors of CENIT determines to affect control of CENIT and with respect to which the Board of Directors adopts a resolution that the event or circumstance constitutes a Change of Control for purposes of the Agreement.

     The  Control  Change Date is the date on which an event  described  in (i),
(ii), (iii) or (iv) occurs.

     Following a Change of Control of CENIT, the Bank may terminate the Executive's employment without cause at any time in any otherwise lawful manner, subject to the Bank providing to the Executive the payments and benefits specified in paragraph 11.

     IN WITNESS WHEREOF, the parties have executed this Amendment to Employment Agreement effective November 13, 1996.


                                            Executive:



                                            J. Morgan Davis



                                            Princess Anne Bank


                                            By:

                                                 Its:  Vice Chairman




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